Exhibit 10.1

Description of performance goals under the National Fuel Gas Company 2012 Annual At Risk Compensation Incentive Program and the National Fuel Gas Company Executive Annual Cash Incentive Program

2012 Annual At Risk Compensation Incentive Program

On December 20, 2012, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) adopted specific written performance goals for fiscal year 2013 under the 2012 Annual At Risk Compensation Incentive Program ("AARCIP") for David F. Smith, Ronald J. Tanski, Matthew D. Cabell and Anna Marie Cellino.  Mr. Smith is Chairman of the Board and Chief Executive Officer of the Company.  Mr. Tanski is President and Chief Operating Officer of the Company.  Mr. Cabell is President of Seneca Resources Corporation, the Company’s exploration and production subsidiary, and Senior Vice President of the Company.  Mrs. Cellino is President of National Fuel Gas Distribution Corporation, the Company’s utility subsidiary.

These executives will earn cash compensation in fiscal 2013 under the AARCIP depending upon their performance relative to their goals.  Compensation amounts pursuant to these arrangements can range up to 200% of fiscal-year salary for Mr. Smith, up to 160% of fiscal-year salary for Mr. Tanski and up to 140% of fiscal-year salary for Mr. Cabell and Mrs. Cellino.  Target compensation is 105% of fiscal-year salary for Mr. Smith, 80% of fiscal-year salary for Mr. Tanski and 70% of fiscal-year salary for Mr. Cabell and Mrs. Cellino.  The Compensation Committee may approve other compensation or awards at its discretion.

The goals for Mr. Smith relate to Company EBITDA (weighted as 25% of the formula), EBITDA of the Company’s pipeline and storage subsidiaries and utility subsidiary (weighted as 25% of the formula), oil and natural gas production volume (weighted as 20% of the formula), safety (weighted as 10% of the formula), environmental/safety compliance (weighted as 10% of the formula), and the Company’s investor relations program (weighted as 10% of the formula).

The goals for Mr. Tanski relate to Company EBITDA (weighted as 25% of the formula), EBITDA of the Company’s pipeline and storage subsidiaries and utility subsidiary (weighted as 25% of the formula), oil and natural gas production volume (weighted as 10% of the formula), management of the capital expenditures of the Company’s utility subsidiary (multiple goals weighted in the aggregate as 20% of the formula), safety (weighted as 10% of the formula), and the Company’s investor relations program (weighted as 10% of the formula).

The goals for Mr. Cabell relate to Company EBITDA (weighted as 15% of the formula), EBITDA of the Company’s exploration and production subsidiary (weighted as 15% of the formula), oil and natural gas production volume (weighted as 25% of the formula), oil and natural gas reserve replacement (weighted as 15% of the formula), finding and development costs (weighted as 15% of the formula), lease operating expenses and general and administrative expenses (weighted as 10% of the formula), and environmental/safety compliance (weighted as 5% of the formula).

The goals for Mrs. Cellino relate to Company EBITDA (weighted as 25% of the formula), EBITDA of the Company’s pipeline and storage subsidiaries and utility subsidiary (weighted as 25% of the formula), safety (multiple goals weighted in the aggregate as 20% of the formula), customer service telephone response time in the Pennsylvania division of the Company’s utility subsidiary (weighted as 10% of the formula), management of the capital expenditures of the Company’s utility subsidiary (multiple goals weighted in the aggregate as 10% of the formula), and effectiveness of the Company’s utility subsidiary in obtaining customer assistance under the Home Energy Assistance Program (multiple goals weighted in the aggregate as 10% of the formula).

For purposes of the fiscal 2013 goals under the AARCIP and EACIP (as defined below), EBITDA is defined as operating income plus depreciation, depletion and amortization, and any period-end impairment charges.  EBITDA will exclude any reversal of reserves for preliminary survey and investigation charges.  For each named executive officer (including David P. Bauer as described below), the performance level achieved on each earnings goal will be averaged with the performance level achieved on the prior year’s corresponding earnings goal.

Executive Annual Cash Incentive Program

On December 20, 2012, the Compensation Committee adopted specific written performance goals for fiscal year 2013 under the National Fuel Gas Company Executive Annual Cash Incentive Program ("EACIP") for David P. Bauer, Treasurer and Principal Financial Officer of the Company.  Mr. Bauer will earn cash compensation in fiscal 2013 under the EACIP depending upon his performance relative to his goals.  The compensation amount pursuant to this arrangement can range up to 90% of fiscal-year salary, and target compensation is 45% of fiscal-year salary.  The Compensation Committee may approve other compensation or awards at its discretion.

The goals for Mr. Bauer relate to Company EBITDA (weighted as 25% of the formula), EBITDA of the Company’s pipeline and storage subsidiaries and utility subsidiary (weighted as 25% of the formula), the Company’s investor relations program (multiple goals weighted in the aggregate as 15% of the formula), internal control compliance (weighted as 5% of the formula), safety (weighted as 5% of the formula), and individual performance as otherwise subjectively determined (weighted as 25% of the formula).